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Exhibit 99.1

CONSENT OF NATIONAL CINEMEDIA, LLC

Board of Directors
Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918

Members of the Board:

        We hereby consent to the use by Regal Entertainment Group (the "Company") of the audited financial statements of National CineMedia, LLC as of and for the year ended December 31, 2009 (and comparative periods) appearing in the Form 10-K/A for the fiscal year ended December 31, 2009 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

National CineMedia, LLC By National CineMedia, Inc., its managing member
By:	/s/ RALPH E. HARDY Ralph E. Hardy Executive Vice President, General Counsel and Secretary March 17, 2010

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CONSENT OF NATIONAL CINEMEDIA, LLC